Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

On October 24, 2025, Polaryx Therapeutics, Inc. (“we”, “us”, “our” or the “Company”) completed the redomestication to convert into a Nevada corporation. The following description is a summary of the material terms of our capital stock and provisions of our amended and restated articles of incorporation (our “articles of incorporation”) and amended and restated bylaws (our “bylaws”). These summaries are qualified by reference to such articles of incorporation and bylaws, which are included as exhibits to our Annual Report on Form 10-K filed herewith, and applicable provisions of Nevada corporate law.

General

Our authorized capital stock consists of 560,000,000 shares of common stock, par value $0.0001 per share, and 40,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

Our articles of incorporation authorize the issuance of up to 560,000,000 shares of common stock. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

Distribution Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of common stock are entitled to receive dividends and other distributions out of assets or funds legally available if our Board or an authorized committee thereof, in its discretion, determines to issue such dividends or make such other distributions and then only at the times and in the amounts that the Board may determine.

Voting Rights

Holders of common stock are entitled to one vote for each such share held of record on the applicable record date on each matter properly submitted to and voted on at a meeting of stockholders, except that holders of common stock shall not be entitled to vote on any amendment to the articles of incorporation that alters or changes the powers, preferences, rights or other terms of any outstanding class or series of Preferred Stock if the holders of the affected class(es) or series of such Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such class(es) or series, on such amendment pursuant to the articles of incorporation (including any certificate of designation establishing such class(es) or series of Preferred Stock) or pursuant to the Nevada Revised Statutes (“NRS”).

Classified Board

The number of directors shall be fixed by the Board of Directors (the “Board”). Other than any directors elected by the separate vote of the holders of any class or series of Preferred Stock, the members of the Board are divided into three classes, designated as Class I, Class II and Class III, respectively, with directors assigned to each class by the Board. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting (but at least one-fourth of the total number of the directors must be elected annually). Notwithstanding the foregoing, directors elected to each class will hold office until their successors are duly elected or appointed and qualified or until their earlier resignation, death or removal. Directors will be elected by a plurality of the votes properly cast.

No Preemptive or Similar Rights

The common stock are not be entitled to preemptive rights, and are not be subject to conversion, redemption or sinking fund provisions.

Right to Received Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders would be distributable ratably to and among the holders of common stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Preferred Stock

Under the terms of our articles of incorporation, the Board is authorized, subject to limitations prescribed by Nevada law, to issue up to 40,000,000 shares of Preferred Stock in one or more classes or series, to establish and designate from time to time shares of Preferred Stock in one or more classes or series, to fix the number of shares to be included in each class or series and to fix the voting powers (if any), designations, powers, preferences, limitations, restrictions and relative rights of the shares of each series, in each case without further vote or action by our stockholders. Subject to any certificates of designation on file with the Nevada Secretary of State, the Board is also able to increase or decrease the number of authorized shares of any series of Preferred Stock, but not above or below the number of shares of Preferred Stock authorized in our articles of incorporation and not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

The Board is also able to authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Anti-Takeover Provisions

Certain provisions of Nevada law, our articles of incorporation and our bylaws could have the effect of delaying, deferring, discouraging or preventing another person from acquiring control of the Company. These anti-takeover provisions, which are summarized below, may have the effect of discouraging proxy contests and takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.

Combinations with Interested Stockholder Statutes

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 to 78.444) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for a period of two years following the date on which the person first became an interested stockholder unless:

●	prior to the date the person first became an interested stockholder, the Board approved either the combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

●	at or after the time on which such stockholder becomes an interested stockholder, the combination is approved by the Board and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates.

Furthermore, in the absence of prior approval, even after the two-year period described above, a combination remains prohibited for another two years unless (i) it is approved by the Board, the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates or (ii) the terms of the combination satisfy certain fair value requirements. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder.

An “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”, including mergers and consolidations, sales, leases, exchanges, pledges, transfers or other dispositions of assets with a certain market value, earning power or net income, and share issuances with a certain market value.

These statutes generally apply to Nevada corporations with 200 or more stockholders of record and they do not apply to such a corporation which was not, as of the date that the person first became an interested stockholder, a publicly traded corporation unless the articles of incorporation provide otherwise. At this time, the Company does not have 200 or more stockholders of record. A Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. The Company did not have an opt-out election in its original articles of incorporation.

Acquisition of Controlling Interest Statutes

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 to 78.3793) prohibit an acquirer, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with Nevada’s dissenter’s rights statutes.

These statutes generally apply to Nevada corporations with 200 or more stockholders of record, at least 100 of whom have had addresses in the State of Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding such date, and which do business in Nevada directly or through an affiliated corporation.

A corporation may elect to not be governed by the acquisition of controlling interest statutes by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the tenth day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. The Company has opted out of the acquisition of controlling interest statutes in its bylaws.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Company, including the following:

●	Board of Directors Vacancies: Our articles of incorporation and bylaws require that the Board, and not stockholders, fill any directorships that become vacant or are created by an increase in the authorized number of directors by the affirmative vote of a majority of the remaining directors or by the sole remaining director. In addition, pursuant to our bylaws, the number of directors constituting the Board is permitted to be set only by a resolution adopted by a majority vote of the Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board but promotes continuity of management.

●	Classified Board: Our articles of incorporation provide that the Board is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of the Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

●	Stockholder Action; Special Meetings of Stockholders: Our articles of incorporation and bylaws provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws. Further, the bylaws provide that special meetings of stockholders may be called only by the Board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations: Our bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

●	No Cumulative Voting: The NRS provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s articles of incorporation provides otherwise. Our articles of incorporation do not provide for cumulative voting.

●	Directors Removed Only for Cause: Our articles of incorporation provide that stockholders may remove directors only for cause, and only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the outstanding stock entitled to vote in the election of directors.

●	Amendment of Charter Provisions: The affirmative vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote, and the affirmative vote of a majority of the voting power of the outstanding shares of each class of capital stock entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, are required to amend or repeal provisions of our articles of incorporation; provided, however, that the affirmative vote of not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than two-thirds (2/3) of the voting power of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V (Stockholder Action), Article VI (Directors), Article VII (Limitation of Liability), Article VIII (Amendment of Bylaws) or Article IX (Amendment of Articles of Incorporation) of our articles of incorporation; provided, further, that the number of authorized shares of any class or series of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the votes cast by the stockholders of the Corporation present or represented by proxy at a meeting and entitled to vote thereon and no vote of the holders of Common Stock or Preferred Stock, voting separately as a class, shall be required therefor unless such a vote is expressly required pursuant to any certificate of designation establishing any class or series of Preferred Stock.

●	Issuance of Preferred Stock: The Board has the authority, without further action by the stockholders, to issue up to 40,000,000 shares of Preferred Stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of Preferred Stock enables the Board to render more difficult or to discourage an attempt to obtain control of the Company by merger, tender offer, proxy contest or other means.

●	Choice of Forum: Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (or, if such state court lacks jurisdiction, then any other state or federal district court located in the State of Nevada), shall be the sole and exclusive forum for any action, suit, proceeding or claim (i) brought in the name or right or on behalf of the Company, (ii) for or based upon a breach of any fiduciary duty owed by any director, officer, employee or agent of the Company in such capacity, (iii) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7 (including without limitation NRS Chapters 78 and 92A), our articles of incorporation or bylaws, or as to which the NRS confers jurisdiction on the courts of the State of Nevada, or (iv) asserting a claim governed by the internal affairs doctrine. In addition, our bylaws also provide that the federal district courts of the United States of America located in the State of Nevada are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions do not apply to claims brought to enforce a duty or liability created by the Exchange Act.

●	Waiver of Jury Trial: Our articles of incorporation provide that, to the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction (subject to the exclusive forum provisions in our articles of incorporation) before the presiding judge as the trier of fact and not before a jury. Pursuant to NRS 78.046, such requirement will conclusively operate as a waiver of the right to trial by jury by each party to any such internal action, but not to the extent any such waiver would be inconsistent with or prohibited under the federal securities laws (including the Securities Act and the Exchange Act) and the rules and regulations thereunder. Under NRS 78.046, the limited waiver of trial by jury is only intended to apply to “internal actions” brought in state courts in the State of Nevada and does not limit or otherwise affect any right to a jury trial in any other action, suit or proceeding (including in state courts outside of Nevada and U.S. federal courts). Therefore, the limited waiver of trial by jury will not apply to claims brought under the Exchange Act, which are subject to exclusive federal jurisdiction, and will only apply to Securities Act claims if such claims are properly brought in state courts in the State of Nevada and constitute an “internal action” under NRS 78.046.

Transfer Agent and Registrar

Equiniti Trust Company, LLC serves as the transfer agent and registrar for our common stock. The address of the transfer agent and registrar is 6201 15th Avenue, Brooklyn, NY 11219.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “PLYX.”

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